Exhibit 99.2

NEWS RELEASE

Parex Resources Announces Nomination of Six Directors to GeoPark’s Board

Calgary, Alberta, February 20, 2026 – Parex Resources Inc. (“Parex” or the “Company”) (TSX: PXT), which has an approximate 11.8% ownership position in GeoPark Limited (“GeoPark”) (NYSE: GPRK), announced today that it has nominated six highly-qualified director candidates for election to GeoPark’s Board of Directors (the “GeoPark Board”) at its upcoming 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Each of the nominees is independent of both GeoPark and Parex under applicable securities laws and stock exchange rules.

The nominations follow Parex’s attempts to explore value-maximizing transactions for GeoPark shareholders, including a proposal by Parex to acquire GeoPark in late 2025. Parex has nominated these director candidates in advance of the Annual Meeting in accordance with GeoPark’s advance notice bylaw. As one of GeoPark’s largest shareholders, Parex believes this action will help to ensure that all options to maximize shareholder value are independently evaluated.

Following a thorough director search process, Parex has identified six independent, highly-qualified director nominees. The slate of nominees consists of current and former senior executives and directors with deep industry expertise and a track record of maximizing shareholder value. The nominees are:

•	Jim Davidson – former co-founder and CEO of FirstEnergy Capital Corp
•	David French – former Partner at McKinsey & Company, and former President & CEO of Obsidian Energy and Bankers Petroleum
•	Matthew Rees – former CEO of Vesta Energy
•	Michael Stewart – former Director at TC Energy, Bonterra Energy, C&C Energia, and Pengrowth Energy
•	Walter Vrataric – currently the VP, Business Development & Land at Woodcote Oil & Gas, and former CEO of Chinook Energy
•	Ian Weatherdon – former CFO of Gulf Keystone Petroleum Limited

More detailed biographical information about the nominees can be found below. Additional information about the earlier proposal by Parex to acquire GeoPark can be found in Parex’s October 29, 2025 press release.

Parex has retained Scotiabank as its financial advisor; Paul, Weiss, Rifkind, Wharton & Garrison LLP, Norton Rose Fulbright Canada LLP, and Appleby (Bermuda) Limited LLP as its legal counsel; and Innisfree as its proxy solicitor.

Director Nominees

Jim Davidson

•	With decades of energy sector investment banking experience, Mr. Davidson has served as the former co-founder and Chief Executive Officer of FirstEnergy Capital Corp, formerly Canada’s leading energy-focused investment bank, was a governor of the former Alberta Stock Exchange, and was on the Board of the Calgary Humane Society. Mr. Davidson currently serves on the boards of Topaz Energy and the Fraser Institute.

•	Mr. Davidson graduated from the University of Waterloo and holds the ICD.D designation from the Institute of Corporate Directors. He has been inducted into the IIAC Investment Industry Hall of Fame, awarded a Lifetime Achievement Award by the Oil & Gas Council, was recognized as one of Canada’s Top 50 Most Powerful Business People by Canadian Business Magazine, and is a recipient of the Queen Elizabeth II Diamond and Platinum Jubilee Medal by the Governor General of Canada.

David French

•	With over 30 years of experience in both the oil & gas and advisory sectors, Mr. French was most recently a Partner at McKinsey & Company where he led the Technical & Commercial Advisory teams in operations, joint ventures and merger integrations. He was also the President & Chief Executive Officer at Rosehill Resources, Obsidian Energy and Bankers Petroleum.

•	Mr. French holds an MBA from Harvard Business School and a Bachelor of Science in Mechanical Engineering from Rice University.

Matthew Rees

•	With over 25 years of experience in the energy sector, Mr. Rees was most recently the President & Chief Executive Officer of Vesta Energy, a private equity owned upstream producer with assets in the Duvernay. He was also the President & Chief Executive Officer of Orlen Upstream Canada, and was on the Board of Directors for Bonavista Energy and Pieridae Energy.

•	Mr. Rees has significant experience across Latin America, where he held senior leadership roles for Talisman Energy in business development, including leading the Commercial and Planning Colombia team from Bogotá.

•	Mr. Rees holds an MBA from the University of Calgary, a Bachelor of Engineering degree with mechanical specialization from the University of Victoria, and holds the ICD.D designation from the Institute of Corporate Directors.

Michael Stewart

•	Mr. Stewart has served as a director of public companies in aggregate for over 50 years, including on the Boards of TC Energy, Pengrowth Energy, CES Energy Solutions, C&C Energia, and Bonterra Energy. He also held several senior executive positions at Westcoast Energy.

•	Mr. Stewart graduated from Queen’s University with a Bachelor of Science degree (Honours) in geological sciences and is a non-practicing member of the Association of Professional Engineers and Geoscientists of Alberta (APEGA).

Walter Vrataric

•	Mr. Vrataric has more than 30 years of experience in the energy sector.

•	Currently, Mr. Vrataric is the Vice President of Business Development & Land at Woodcote Oil & Gas, an exploration company focused on the Clearwater in Western Canada. He also served as the President & Chief Executive Officer of Chinook Energy, where he gained international experience, and as the President, Chief Executive Officer & Founder of One Exploration.

•	Mr. Vrataric graduated from the University of Calgary with a Bachelor of Commerce degree.

Ian Weatherdon

•	With over 35 years of international oil & gas experience, Mr. Weatherdon was most recently the Chief Financial Officer and Director of Gulf Keystone Petroleum, a London-listed company with one of the largest oil developments in the Kurdistan region. He also served as the Chief Financial Officer of Sino Gas & Energy Holdings, Vice President of Finance & Planning Asia Pacific at Talisman Energy, and Chief Financial Officer of Equión Energía Limited JV in Colombia.

•	Mr. Weatherdon holds a FT Non-Executive Director Diploma, is a Chartered Professional Accountant, and holds a Bachelor of Commerce degree from the University of Calgary.

About Parex Resources Inc.

Parex is one of the largest independent oil and gas companies in Colombia, focusing on sustainable, conventional production. The Company’s corporate headquarters are in Calgary, Canada, with an operating office in Bogotá, Colombia. Parex shares trade on the Toronto Stock Exchange under the symbol PXT.

For more information, please contact:

Mike Krutchen

Senior Vice President, Capital Markets & Corporate Planning

Parex Resources Inc.

403-517-1733

Investor.relations@parexresources.com

Steve Eirich

Senior Investor Relations & Communications Advisor

Parex Resources Inc.

587-293-3286

Investor.relations@parexresources.com

Advisory on Forward-Looking Statements

Certain information regarding Parex set forth in this document contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words "plan", "expect", "intend", "believe", "should", "anticipate" or other similar words, or statements that certain events or conditions "may" or "will" occur, are intended to identify forward-looking statements. These statements are only predictions, and actual events may differ materially. Many factors could cause actual events to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Parex. In particular, forward-looking statements contained in this document include, but are not limited to, statements with respect to the anticipated impact of the director nominees on the corporate governance of the GeoPark Board. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the risk that one or more nominees becomes unable to continue to stand for nomination or act as director of GeoPark. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which Management believes to be reasonable, the Company cannot assure investors that actual events will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, Parex has made assumptions regarding, among other things, the actions of the existing GeoPark Board. These forward-looking statements are made as of the date of this document and Parex disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

No Solicitation

This press release is not intended to, and does not, constitute the solicitation of a proxy from any shareholder of GeoPark. Such a solicitation of proxies will only be made pursuant to a proxy statement provided to shareholders of GeoPark in accordance with applicable law and made available on the Company’s website at www.parexresources.com, on EDGAR at www.sec.gov, on SEDAR+ at www.sedarplus.ca or otherwise upon request from the Company. This press release is not a substitute for any such proxy statement, and shareholders of GeoPark are urged to read such proxy statement, when available, as well as any amendments or supplements thereto, carefully and in their entirety because they will contain important information regarding such a solicitation of proxies.